Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

MAY 6, 2010	CONTACT:	Atlantic Tele-Network, Inc. Michael T. Prior Chief Executive Officer 978-619-1300 Justin D. Benincasa Chief Financial Officer 978-619-1300

Atlantic Tele-Network, Inc. Reports
First Quarter 2010 Results

•                  Wireless Revenue up 4.4% to $33.1 Million

•                  Total Revenue down 2%  to $54.7 Million

•                  Operating Income Adjusted for Acquisition-Related Expenses down 22% to $13.1 Million

Salem, MA (May 6, 2010) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the first quarter ended March 31, 2010.

First Quarter Financial Results

For the three months ended March 31, 2010, revenue was $54.7 million compared to the $56.0 million reported for the first quarter of 2009. The $1.4 million year-over-year increase in wireless revenue was driven by a 6% increase in U.S. domestic wireless revenue, and a 14% increase in wireless revenue in Guyana.   International long distance revenue from the Company’s Guyana operations declined 24%.

Operating income for the first quarter of 2010 was $7.4 million compared to $16.8 million in 2009.  Operating income was negatively affected by $5.7 million of acquisition-related charges and increased general and administrative expenses associated with the Company’s acquisition of certain Alltel wireless assets, which closed on April 26, 2010.  Excluding these costs, operating income was $13.1 million. Net income attributable to ATN’s stockholders was $4.0 million compared to $8.8 million for the same period in 2009. Earnings per diluted share were $0.26 per share, compared to the $0.58 reported for last year’s first quarter. Excluding acquisition related charges net income was $7.4 million or $0.48 per diluted share.

Commenting on first quarter results, Michael T. Prior, Chief Executive Officer said, “Operating income this quarter was negatively impacted by two major factors.  First, we incurred an additional $5.7 million of costs associated with closing the Alltel acquisition, and second, we saw a sharp reduction in our international long distance revenue, which is relatively high margin revenue with very little immediate offsetting cost reduction.   Adjusted for acquisition-related costs, our operating margin was 24%, which we consider respectable in light of the sharp fall-off in that high-margin business, which now represents about 14% of total revenue. We expect these revenues to represent approximately 3-5% of total company revenues once we have an entire quarter of revenue contribution from the recently acquired Alltel assets.  We were pleased that our existing wholesale U.S. wireless business continued to grow, albeit at a more moderate pace than previous quarters, with tighter operating margins due to rate reductions and higher depreciation expense.

“In the first quarter we continued to invest for long-term growth and incurred capital expenditures totaling $16.9 million, which was 70% greater than the first quarter of 2009.  Recent investments of $4.3 million towards the undersea cable build into Guyana, $4.4 million by our U.S. wholesale wireless business, and $4.4 million on our wireless network build-out in the U.S. Virgin Islands, are indicative of this approach.   We have a number of projects like those, and of course, the much larger investment in the Alltel wireless assets, that hold great promise for longer term earnings growth.

“We believe this strategy and our expertise in serving rural niche markets were major factors in the National Telecommunications & Information Administration’s decision in the first quarter to award us, through our partnership with the Navajo Tribal Utility Authority, with a combined total award of $32.1 million in federal stimulus grant funds. Through our Commnet subsidiary, we will deploy a 4G LTE network to provide last mile services to over 30,000 households and 1,000 businesses in the Navajo Nation across rural areas of Arizona, New Mexico and Utah. We were previously awarded in the fourth quarter of 2009 a $39.7 million federal stimulus grant to our ION subsidiary, in partnership with the Development Authority of the North Country to build ten new segments of fiber-optic, middle-mile broadband infrastructure serving more than 70 rural communities in upstate New York and parts of Pennsylvania and Vermont.”

The Acquisition of Alltel Assets

•                  On April 26, 2010, the Company completed the purchase of certain former Alltel wireless assets from Verizon Wireless for a total purchase price of $223 million, which included $23 million of acquired working capital. The purchase was funded by a combination of cash on hand and borrowings under the Company’s current credit facility. The acquisition included wireless properties and licenses that serve approximately 895,000 subscribers in rural areas of Georgia, North Carolina, South Carolina, Illinois, Ohio and Idaho. These properties are currently expected to generate approximately $475-$500 million in annual service revenues during the first twelve months of operations by ATN.  In addition, the Company also acquired a license to continue use of the Alltel name and accompanying service marks, including My Circle, in the acquired markets and may expand the use of the brand outside of the acquired markets subject to covered population limitations and certain other conditions.

“With this major acquisition completed, we expect wireless revenues will account for over 85% of ATN’s annualized revenues, with the majority of that revenue coming from our U.S. domestic businesses.” noted Mr. Prior. “While this is a significant change in our business mix, it reflects the continuation of our strategy to effectively serve and grow rural and niche markets.”

First Quarter 2010 Operating Highlights

The following operating results for the quarter ended March 31, 2010 are compared against the same period in 2009 unless otherwise indicated.

Wireless Revenue

Wireless revenue increased 4%, to $33.1 million from $31.7 million. Our U.S. domestic wireless business increased revenue by 6%, to $22.9 million from $21.6 million. While we have benefited from our ongoing investment in new base stations and growth in recurring voice and data traffic, this growth was partially offset by data and voice rate reductions going into effect this quarter and during the second half of 2009.  We ended the first quarter with a total of 586 base stations in our U.S. network, up from 484 base stations at the end of last year’s first quarter and 580 base stations at the end of the 2009 fourth quarter. Wireless revenue in Guyana increased 14% to $5.6 million.  At the end of the first quarter, we had approximately 286,000 subscribers in Guyana, up from 254,000 at the end of last year’s first quarter, and comparable to the 289,000 as of the end of the fourth quarter of 2009.

Local Telephone and Data Revenue

Local telephone and data revenue increased 5% to $13.7 million compared to $13.1 million in 2009.  Local telephone and data revenue generated by our Guyana operations increased 4% to $7.7 million compared to $7.4 million in 2009, while access lines increased 6% to 148,000 from 140,000. Sovernet’s local telephone and data revenue increased 7%, to $4.9 million from $4.6 million in last year’s first quarter, due mainly to revenue growth at its fiber transport subsidiary, ION.

International Long Distance Revenue

International long distance revenue, all of which is generated by our Guyana operations, declined 24% to $7.9 million from $10.4 million in 2009.  The majority of this decrease, we believe, is a result of continued and considerable illegal bypass activities in the quarter resulting in lost revenue opportunities, and, to a lesser extent, an overall reduction in call volume into Guyana attributable to the current difficult global economic conditions. We also believe that this revenue category suffers from overall industry trends in telecommunications that are shifting voice communications to various forms of data communications. In addition, long distance revenue was negatively impacted as a result of lower outbound calling rates we introduced in January 2010 as part of a promotion finally approved by the regulatory authorities.   We feel that lower outbound rates, while having a negative impact in the short-term, will eventually lead to more outbound calling and traffic volumes that may replace some of the inbound “bypass” calls.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, May 7, 2010 at 10:00 a.m. Eastern Time (ET) to discuss its first quarter 2010 results.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376.  A replay of the call will be available from 1:00 p.m. (ET) May 7, 2010 until 11:59 p.m. (ET) on May 14, 2010. The replay dial-in numbers are US/Canada: 800-642-1687 and International: 706-645-9291, access code 72771864.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Salem, Massachusetts, is a telecommunications company operating advanced wireless, wireline and both terrestrial and submarine fiber optic networks in North America and the Caribbean. Its principal subsidiaries include: Allied Wireless Communications Corporation, which, operating as Alltel, provides retail wireless voice and data services for U.S. customers; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international services, as well as a wireless service provider in Guyana; Bermuda Digital Communications Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and an early-stage wireless provider in Turks & Caicos through its IslandCom subsidiary; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State through its ION subsidiary; and Choice Communications, LLC, which provides wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the ability of ATN to operate a retail wireless business and integrate these operations into its existing operations; (2) the general performance of the acquired Alltel operations; (3) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (4) any significant decline in the price or volume, including bypass activities, of international long distance calls to Guyana; (5) the regulation of rates that GT&T may charge for local wireline telephone service; (6) significant tax disputes between GT&T and the Guyanese tax authorities; (7) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers and the extent to which our wholesale customers build or acquire overlapping networks; (8) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers and the rates AWCC pays to its roaming partners; (9) the current global economic recession, along with difficult and volatile conditions in the capital and credit markets; (10) increased competition; (11) economic, political and other risks facing our foreign operations; (12) regulatory changes affecting our businesses; (13) the loss of certain FCC and other licenses; (14) rapid and significant technological changes in the telecommunications industry; (15) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (16) any loss of any key members of management; (17) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (18) dependence of our wireless and wireline revenue on the reliability and performance of our network infrastructure; (19) the occurrence of severe weather and natural catastrophes; and (20) our ability to realize the value that we believe exists in businesses that we acquire. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures.  Specifically, the company has presented non-GAAP measures of operating income, net income attributable to ATN’s stockholders, earnings per diluted share attributable to ATN’s stockholders, in each case by excluding charges related to our pending acquisition of certain Alltel assets.   The company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the pending Alltel transaction.   ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.   Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this news release.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31, 2010	December 31, 2009
Assets:
Cash and Cash Equivalents	$79,028	$90,247
Other Current Assets	43,164	46,268

Total Current Assets	122,192	136,515

Fixed Assets, net	224,304	217,015
Goodwill and Other Intangible Assets, net	77,084	77,039
Other Assets	19,617	15,985

Total Assets	$443,197	$446,554

Liabilities and Stockholders’ Equity:
Current Liabilities	$49,786	$56,887

Long Term Debt	68,662	69,551
Other Liabilities	38,500	37,683

Total Liabilities	156,948	164,121

Stockholders’ Equity	286,249	282,433

Total Liabilities and Stockholders’ Equity	$443,197	$446,554

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2010	2009
Revenue:
Wireless	$33,122	$31,725
Local Telephone and Data	13,704	13,053
International Long Distance	7,859	10,401
Other Revenues	—	787

Total Revenue	54,685	55,966

Operating Expenses:
Termination and Access Fees	10,677	10,446
Internet and Programming	421	789
Engineering and Operations	6,412	6,947
Sales, Marketing and Customer Services	4,105	3,592
General and Administrative	10,786	8,215
Acquisition-Related Charges	4,793	—
Depreciation and Amortization	10,069	9,200

Total Operating Expenses	47,263	39,189

Operating Income	7,422	16,777

Other Income (Expense):
Interest Income (Expense) , net	(1,112)	(817)
Other Income	4	26

Other Income (Expense) , net	(1,108)	(791)

Income Before Income Taxes	6,314	15,986
Income Taxes	2,456	6,956

Income Before Equity in Earnings in Unconsolidated Affiliates	3,858	9,030
Equity in Earnings of Unconsolidated Affiliates	—	—

Net Income	3,858	9,030
Less: Net Income Attributable to Non-Controlling Interests, net of tax	148	(228)

Net Income Attributable To Atlantic Tele-Network, Inc. Stockholders	$4,006	$8,802

Net Income Per Weighted Average Share Attributable To Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.26	$0.58
Diluted	$0.26	$0.58
Weighted Average Common Shares Outstanding:
Basic	15,260	15,229
Diluted	15,447	15,250

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statements

(in Thousands)

	Three Months Ended March 31,
	2010	2009

Net Income	$3,858	$9,030
Depreciation and Amortization	10,069	9,200
Change in Working Capital	(4,108)	(2,524)
Other	269	1,040

Net Cash Provided by Operating Activities	10,088	16,746

Capital Expenditures	(16,889)	(9,980)
Other	2,805	(24)

Net Cash Used in Investing Activities	(14,084)	(10,004)

Principal Repayment of Long-Term Debt, Net	(923)	(188)
Dividends Paid on Common Stock	(3,055)	(2,741)
Distributions to Non-Controlling Interests	(31)	(1,634)
Payment of Debt Issuance Costs	(3,339)	—
Other	125	(23)

Net Cash Used in Financing Activities	(7,223)	(4,586)

Net Change in Cash and Cash Equivalents	(11,219)	2,156

Cash and Cash Equivalents, Beginning of Period	90,247	79,665

Cash and Cash Equivalents, End of Period	$79,028	$81,821

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(in Thousands)

	Three Months Ended March 31,
	2010	2009

Operating Income, as report	$7,422	$16,777

Acquisition- Related Charges*	5,685	—	_

Operating Income Excluding Acquisition-Related Charges	13,107	16,777

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$4,006	$8,802

Acquisition-Related Charges	5,685	—
Income Tax Effect of Acquisition-Related Charges	(2,274)	—

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders Excluding Acquisition-Related Costs, net of Income Taxes	$7,417	$8,802

Net Income Per Weighted AverageShare Attributable to Atlantic Tele-Network, Inc. Stockholders
Diluted	$0.48	$0.58
Weighted Average Common Shares Outstanding
Diluted	15,447	15,250

* Acquisition-Related Charges include $4,793 of external costs and $892 of internal costs.